Exhibit 4.1

FIRST AMENDMENT TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT (“Agreement”), dated as of the 3rd day of December, 2006, by and between GOLD KIST INC., a Delaware corporation (the “Company”), and COMPUTERSHARE INVESTOR SERVICES, LLC as successor Rights Agent to Sun Trust Bank (the “Rights Agent”), constitutes the First Amendment to the Stockholder Protection Rights Agreement dated July 9, 2004 by and between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Company, Protein Acquisition Corporation, a Delaware corporation (“Merger Sub”) and Pilgrim’s Pride Corporation, a Delaware corporation (“Parent”), have proposed to enter into an Agreement and Plan of Merger to be dated the date hereof (the “Merger Agreement”);

WHEREAS, the Company desires to amend the Rights Agreement to render the Rights inapplicable to the purchase by Merger Sub of shares of Common Stock pursuant to the Offer, (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement;

WHEREAS, the Company deems the amendment to the Rights Agreement contemplated by this Agreement to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Agreement;

WHEREAS, no Flip-In Date has occurred; and

WHEREAS, Section 5.4 of the Rights Agreement permits the Company at any time prior to the Close of Business on the Flip-In Date to amend the Rights Agreement in any respect without the approval of the holders of Rights.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	The Rights Agreement is hereby amended by:

(a) Adding the following sentence at the end of the definition of “Acquiring Person” in Section 1.1 of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, neither Pilgrim’s Pride Corporation, a Delaware corporation (“Parent”), nor Protein Acquisition Corporation, a Delaware corporation (“Merger Sub”), nor any Affiliate or Associate of Parent or Merger Sub, shall become an “Acquiring Person” as a result of the execution, delivery or performance of the Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), dated as of December 3, 2006, by and among

Parent, Merger Sub, and the Company, or any other transactions contemplated by the Merger Agreement, the public announcement of such execution and delivery or, the public announcement or the commencement of the Offer (as defined in the Merger Agreement) or the consummation of the Offer.

(b) Deleting the definition of “Expiration Time” in Section 1.1 of the Rights Agreement in its entirety, and inserting the following:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on July 9, 2014, (iv) the time of a merger of the Company into another corporation pursuant to an agreement entered into prior to a Flip-In Date, and (v) the time immediately after the acceptance for payment of, and the payment for, all shares of Common Stock tendered pursuant to the Offer.

(c) Adding the following sentence at the end of the definition of “Separation Time” in Section 1.1 of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no “Separation Time” will occur as a result of the execution, delivery or performance of the Merger Agreement or any other transactions contemplated by the Merger Agreement, the public announcement of such execution and delivery, or the public announcement or the commencement of the Offer or the consummation of the Offer.

(d) Adding the following sentence at the end of the definition of “Stock Acquisition Date” in Section 1.1 of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no “Stock Acquisition Date” will occur as a result of the execution, delivery or performance of the Merger Agreement or any other transactions contemplated by the Merger Agreement, the public announcement of such execution and delivery, or the public announcement or the commencement of the Offer or the consummation of the Offer.

2. The term “Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Agreement, or as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.

3. This Agreement shall constitute a certificate from the Company that this Agreement satisfies the terms of the first sentence of Section 5.4 of the Rights Agreement.

4. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

6. Except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Stockholder Protection Rights Agreement to be duly executed as of the date first above written.

COMPANY: GOLD KIST INC.

By:
Name:
Its:

RIGHTS AGENT: COMPUTERSHARE INVESTOR SERVICES, LLC

By:
Name:
Its: